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Exhibit 23.4

Independent Auditors' Consent

The Board of Directors
Alterra Healthcare Corporation:

We consent to the inclusion in the registration statement on Amendment 2 to Form S-4 (No. 333-124379) of Ventas, Inc. of our report dated April 7, 2005 with respect to the consolidated balance sheets of Alterra Healthcare Corporation and subsidiaries (the Corporation) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 2004, the period from December 1, 2003 to December 31, 2003 (Successor Company), the period from January 1, 2003 to November 30, 2003 (Predecessor Company) and the fiscal year ended December 31, 2002 (Predecessor Company) and the reference to our firm under the heading of "Experts" in the registration statement.

As discussed in notes 1 and 2 to the consolidated financial statements, the Corporation emerged from Chapter 11 bankruptcy on December 4, 2003. Upon emergence from bankruptcy, the Corporation changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, the consolidated financial statements for the periods subsequent to the reorganization (Successor Company financial statements) are not comparable to the consolidated financial statements presented for the prior periods (Predecessor Company financial statements).

/s/ KPMG LLP

Milwaukee, Wisconsin
May 26, 2005

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Independent Auditors' Consent